As filed with the Securities and Exchange Commission on November 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE WET SEAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0415940
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

26972 Burbank

Foothill Ranch, California 92610

(Address of Principal Executive Offices)

THE WET SEAL, INC.

2005 STOCK INCENTIVE PLAN

(Full title of the plan)

Joel N. Waller

President and Chief Executive Officer

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

(Name and address of agent for service)

(949) 699-4002

(Telephone number, including area code, of agent for service)

Copy to:

Alan Siegel, Esq.

Ackneil M. Muldrow, III, Esq.

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $0.10 per share	12,500,000 shares	$4.75	$59,375,000	$6,353.13

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of $4.85 and $4.65, the high and low prices of the securities being registered hereby as quoted on the NASDAQ National Market on November 21, 2005.

EXPLANATORY NOTE

The Wet Seal, Inc., or the Company, has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register shares of its Class A common stock, $0.10 par value per share. This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 10,050,000 shares of common stock that constitute “restricted securities” which have been issued prior to the filing of this registration statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The documents containing the information specified in Part I of this registration statement will be sent or given to participants in The Wet Seal, Inc. 2005 Stock Incentive Plan, as amended, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by The Wet Seal, Inc. with the Securities and Exchange Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to The Wet Seal, Inc., 26972 Burbank Foothill Ranch, California 92610, Attention: Vice President – Corporate Controller, Telephone No. (949) 699-3947.

REOFFER PROSPECTUS

THE WET SEAL, INC.

10,050,000 SHARES

OF CLASS A COMMON STOCK

This prospectus covers the reoffer and resale by the selling stockholders of up 10,050,000 shares of Class A common stock that we have issued to participants in The Wet Seal, Inc. 2005 Stock Incentive Plan, or the Plan, prior to the filing of the registration statement of which this reoffer prospectus is a part, which shares constitute “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act of 1933, as amended, or the Securities Act.

The shares of the selling securityholders may be offered from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

Our Class A common stock is quoted on the Nasdaq National Market under the symbol “WTSLA”.

The selling securityholders will determine the sale price of the shares of Class A common stock without input from our company. On November 29, 2005, the last sale price of our Class A common stock quoted on the Nasdaq National Market was $5.14 per share.

Investing in Class A common stock involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2005.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are not based on historical facts, but rather reflect our current expectations, estimates and predictions about future results and events. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to our company or our management. In particular, certain statements included or incorporated by reference in this prospectus, including, but not limited to, those relating to our expected results of operations, the accuracy of data relating to, and anticipated levels of, future inventory and gross margins, liquidity, anticipated cash requirements and sources, cost containment efforts, estimated charges, plans regarding store openings and closings, e-commerce and business seasonality, are forward-looking statements.

We base our forward-looking statements on management’s beliefs and assumptions, using information currently available to it. Any forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance and achievements expressed or implied by these statements. The risk factors described in the “Risk Factors” section of this prospectus and in documents incorporated by reference in this prospectus, are only certain, but not all, of the factors that could cause future results to differ materially from those expressed in our forward-looking statements. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances. Any forward-looking statements contained in or incorporated by reference in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

PROSPECTUS SUMMARY

This summary contains basic information about our company and the resale by the selling securityholders of Class A common stock. Since it is only a summary, it does not contain all of the information that you should consider before purchasing Class A common stock. You should read this entire prospectus, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus. As used in this prospectus, “Wet Seal,” “our company,” “we,” “us,” “our” and similar phrases refer to The Wet Seal, Inc. and its consolidated subsidiaries, unless otherwise specified. Alternatively, the term “you” refers to a prospective purchaser of any Class A common stock.

The names “Wet Seal” and “Arden B.” (which are registered in the retail store services class and pending in others) and the Wet Seal logo are trademarks and service marks of our company. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its respective owner.

Our Business

We are a national specialty retailer operating stores selling fashionable and contemporary apparel and accessory items designed for female customers. We operate two nationwide, primarily mall-based, chains of retail stores under the names “Wet Seal” and “Arden B.” As of November 15, 2005, we operated 309 Wet Seal stores and 93 Arden B. locations.

Store Formats

Wet Seal. Founded in 1962, Wet Seal targets the fashion-conscious junior female customer. While Wet Seal targets fashion-forward teens, we believe that Wet Seal’s core customer is between the ages of 17 and 19 years old. Wet Seal stores average approximately 4,000 square feet in size.

Arden B. In the fourth quarter of fiscal 1998, we opened our first Arden B. stores. Arden B. stores cater to the fashionable, sophisticated contemporary woman. With a unique mix of high quality European and custom in-house designs, Arden B. delivers a hip, sophisticated wardrobe of fashion separates and accessories for all facets of the customer’s lifestyle: everyday, wear-to-work, special occasion and casual, predominantly under the “Arden B.” brand name. Arden B. stores average approximately 3,200 square feet in size.

Internet Operations. In 1999, we established Wet Seal online, a web-based store located at www.wetseal.com offering Wet Seal merchandise to customers over the Internet. The online store was designed as an extension of the in-store experience, and offers a wide selection of our merchandise. We expanded our online business in August of 2002 with the launch of www.ardenb.com, offering Arden B. apparel and accessories comparable to those carried in the store collections.

Corporate Information

Our principal executive offices are located at 26972 Burbank, Foothill Ranch, California 92610, and our telephone number is (949) 699-3900. Our corporate website address is www.wetsealinc.com. We have not incorporated by reference into this prospectus the information included on, or linked from, any of our websites, and you should not consider it to be a part of this prospectus.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before purchasing our Class A common stock, you should carefully consider all of the information set forth in or incorporated by reference in this prospectus and, in particular, the risks described below. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, you could lose all or part of your investment. The risks and uncertainties below are not the only ones we face, but represent the risks that we believe are material. However, there may be additional risks that we currently consider not to be material or of which we are not currently aware, and any of these risks could have the effects set forth above.

Risks Related to our Business

Our operating results for the nine months ended October 29, 2005 may not be indicative of our future results, and we cannot assure you that we will be able to sustain such level of performance.

During the last two fiscal years, the comparable store sales in our company declined significantly, which resulted in a net loss from continuing operations in 2004. However, since January 2005, our company has witnessed growth in comparable store sales. For the nine months ended October 29, 2005, comparable store sales increased by 44.8 percent, as compared to a 13.5 percent decline during the same period last year. However, we can provide no assurance that such comparable store sales improvements will continue in the future.

Our ability to maintain our recent financial success depends in large part on a number of factors, some of which are outside of our control, including improving our forecasting of demand and fashion trends, providing an appropriate mix of appealing merchandise for our targeted customer base, managing inventory effectively, using more effective pricing strategies, selecting effective marketing techniques, optimizing store performance by closing under-performing stores, calendar shifts of holiday periods and general economic conditions. As a result, we cannot assure you that we will be able to sustain the recent results of operations in our Wet Seal division in the future.

We have incurred operating losses and negative cash flows in the past two years and we may be not be able to reverse these losses.

We have incurred operating losses and negative cash flows during each of fiscal 2003 and 2004 and through the second quarter of fiscal 2005. Although we received significant capital in connection with our January and May private placements, we will encounter liquidity constraints if we have operating losses and negative cash flows. In such event, we will be forced to seek alternatives to address these constraints, including seeking additional debt financing or equity financing or a potential reorganization under Chapter 11 of the United States Bankruptcy Code. In the event we need to seek additional financing, we will need to obtain the prior approval of our lenders and there is no assurance we will receive such approvals on terms acceptable to us.

As a result of our operating losses and negative cash flows, we experienced a tightening of credit extended to us by vendors, factors and others for merchandise and services, which could cause us to experience delays or disruption in merchandise flow.

Due to our financial results for the period prior to the beginning of the current fiscal year, we experienced a tightening of credit extended to us by vendors, factors and others for merchandise and services. The impact of this credit tightening had required us to issue letters of credit outside of the ordinary course of business, or, in many instances, to shorten vendor credit terms. If supply difficulties arise due to credit tightening, we could experience delays or disruption in merchandise flow, which, in turn, could have an adverse effect on our financial condition and results of operations.

Our decision to close certain Wet Seal stores may not significantly improve our financial condition or results of operations.

In December 2004, we announced that we would close approximately 150 Wet Seal stores as part of our turnaround strategy. We appointed Hilco Merchant Resources, LLC, or Hilco, to manage the inventory liquidations for the store closures and Hilco Real Estate, LLC to negotiate with the respective landlords for purposes of lease terminations and buyouts. Our company initially completed its inventory liquidation sales and closing of 153 Wet Seal stores in March 2005. Since March 2005, we have closed three additional Wet Seal stores. However, we have also re-opened eight stores during this fiscal year, since it was determined the cost to operate these stores would be less than the cost to terminate their respective leases. Any future closures will be the result of natural lease expirations where we decide not to extend, or are unable to extend, a store lease. We have completed, or anticipate completing, termination agreements on 149 of the original 153 Wet Seal stores identified for closure. Although we are near completion of these negotiations, we cannot assure you that we will be able to reach an agreement with all the landlords on terms acceptable to us.

Moreover, although these stores had been underperforming as compared with our other Wet Seal stores, there is no assurance that in the long term these store closures will have a significant positive impact upon our operating results or that we will not have to close additional stores in the future. Furthermore, if we are not successful in reducing our non-store expenses, including our general and administrative overhead, in line with our reduced store count and projected revenues, we may not achieve significant profitability even if our net sales revenue increases.

Covenants contained in agreements governing our existing indebtedness restrict the manner in which we conduct our business and our failure to comply with these covenants could result in a default under these agreements, which would have a material adverse effect on our business, financial condition, growth prospects and ability to procure merchandise for our stores.

Our senior credit facility and the indenture governing our notes contain covenants that restrict the manner in which we conduct our business. Subject to certain exceptions, these covenants restrict, among other things, our ability, and the ability of certain of our subsidiaries, to:

•	incur or guarantee additional indebtedness or refinance our existing indebtedness;

•	make investments or acquisitions;

•	merge, consolidate, dissolve or liquidate;

•	engage in certain asset sales (including the sale of stock);

•	grant liens on assets;

•	pay dividends; and

•	close stores.

A breach of any of these covenants could result in a default under the agreements governing our existing indebtedness, acceleration of any amounts then outstanding, the foreclosure upon collateral securing the debt obligations, or the unavailability of the lines of credit. As a result, our ability to continue as a going concern would be significantly impacted and may require our company to file for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

Our company has been a defendant in a class action and the subject of an investigation by the Securities and Exchange Commission.

As previously reported, our company, certain of our former directors, and former and current officers, have been named as defendants in several securities class actions. These actions were consolidated in the United States District Court for the Central District of California.

The consolidated complaint alleged violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by, among other allegations, making false and misleading statements concerning the progress of our company to stem the losses of our Wet Seal division and return that business to profitability as well as the illegal use of material non-public information by former directors and a company controlled by them. The plaintiff sought class certification, compensatory damages, interest, costs and attorneys’ fees and expenses.

On September 15, 2005, the consolidated class action was dismissed against all defendants in the lawsuit. However, plaintiffs were granted leave to file an amended complaint, which they did file on November 23, 2005. In the event plaintiffs achieve a favorable outcome, significant damages could be assessed against our company, resulting in a material adverse effect on the financial condition of our company and the results of operations.

In February 2005, we announced that the Pacific Regional Office of the Securities and Exchange Commission had commenced an informal, non-public inquiry regarding our company. We indicated that the Securities and Exchange Commission’s inquiry generally related to the events and announcements regarding our company’s 2004 second quarter earnings and the sale of Class A common stock by La Senza Corporation and its affiliates during 2004. On April 19, 2005, the Securities and Exchange Commission advised us that it issued a formal order of investigation in connection with its review of matters relating to our company.

Consistent with the previous announcement, we intend to cooperate fully with the Securities and Exchange Commission’s inquiry. To date we have complied with the Securities and Exchange Commission’s requests by providing to them relevant documentation and written responses to their questions. It is too soon to determine whether the outcome of this inquiry will have a material adverse effect on our business, financial condition, results of operations or cash flows.

We have had significant management changes recently and these changes may impact our ability to execute our turnaround strategy in the near term.

In general, our success depends to a significant extent on the performance of our senior management, particularly personnel engaged in merchandising and store operations, and on our ability to identify, hire and retain additional key management personnel. In November 2004, the Chairman and Chief Executive Officer and the President of our Wet Seal division resigned from our company. In addition, as part of our turnaround strategy, all of the members of our board of directors, with the exception of Henry D. Winterstern and Alan Siegel, have either resigned or retired. During the last twelve months, we appointed a new President and Chief Executive Officer and four members to our board of directors. In addition, our Executive Vice President and Chief Financial Officer resigned from our company in August and in November 2005 we announced the hiring of a new Chief Financial Officer to fill that vacancy.

We anticipate that we will continue to experience a transition period as this new management team is fully integrated with our company, which could impact our ability to confront the financial challenges that impact our company. In addition, there is a risk that we may lose additional members of our senior management team. If so, due to the intense competition for qualified personnel in the retail apparel industry, we cannot assure you that we will be able to identify, hire or retain the key personnel with the merchandising and management skills necessary to implement our turnaround strategy and offer appealing products to our target market.

We need to employ personnel with the requisite merchandising skills to continue our merchandising strategy implemented by Michael Gold.

Michael Gold, a well-regarded retailer, has assisted our company with our recent merchandising initiatives. Under the direction of Mr. Gold, our Wet Seal division has introduced and implemented a new merchandising strategy to attract teenage girls to our stores. On July 7, 2005, we entered into an agreement with Mr. Gold to confirm his continuing services as a consultant to our company and to secure his services until January 31, 2007.

Although our agreement with Mr. Gold provides him with significant financial incentives, Mr. Gold may terminate his agreement with our company at any time. In light of this situation, we are actively seeking personnel with sufficient merchandising skills to continue the merchandising strategy implemented by Mr. Gold. If Mr. Gold terminates his agreement and he elects not to continue his relationship with our company, the results of our operations may be significantly and adversely impacted. In addition, if we are unable to identify and retain personnel with outstanding merchandising skills to replace Mr. Gold, our comparable store sales and sales revenue could decline.

The shares issued under our 2005 Stock Incentive Plan will result in a substantial dilution of our earnings per share and will result in significant charges to our company.

In January 2005, we established our 2005 Stock Incentive Plan to attract and retain directors, officers, employees and consultants, which, as amended, reserves 12,500,000 shares of Class A common stock for issuance. As of November 15, 2005, an aggregate of 10,050,000 shares of restricted Class A common stock had been granted to Joel N. Waller, the Chief Executive Officer, Gary White, our Executive Vice President of Wet Seal, Michael Gold and our non-employee directors.

As a result of the granting of restricted shares, we will incur non-cash compensation expense charges to our earnings over the vesting periods or when the restrictions lapse. As a result, the restricted shares issued will have a significant adverse effect on our results of operations and on our earnings per share.

Our reported earnings and earnings per share will be significantly impacted as a result of the issuance of the securities in the January and May private placements and their subsequent conversion or exercise.

As a result of our issuance of the securities in the January and May private placements and in accordance with accounting guidelines noted in Emerging Issues Task Force (EITF) Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, EITF Issue No. 00-27, “Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, to Certain Convertible Instruments” and Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt issued with Stock Purchase Warrants”, we determined the fair market value of the warrants issued as well as the value of the beneficial conversion feature associated with our notes. The value assigned to the warrants and the beneficial conversion feature reduced the face value of our notes resulting in a discount that will be amortized over the life of our notes. The amortization of the discount will result in significant non-cash charges and will have an adverse effect on our earnings and earnings per share.

Prior to the conversion or the exercise of the securities in the January private placement and the warrants issued in the May private placement, the shares of Class A common stock underlying these securities may be included in the calculation of fully diluted earnings per share, provided their inclusion is not anti-dilutive. Prior to the conversion of the convertible preferred stock issued in the May private placement, the shares of Class A common stock underlying the convertible preferred stock may be included in the calculation of basic and fully diluted earnings per share, provided its inclusion is not anti-dilutive. Although the holders of these securities may not convert or exercise the respective securities if they would own (together with any affiliates) more than 9.99% of Class A common stock, upon such conversion and/or exercise, as applicable, or, in case of the convertible preferred stock, upon our achievement of net income, our earnings per share would be expected to decrease, or our net loss per share to decrease, as a result of the inclusion of the underlying shares of Class A common stock in our per share calculations.

If a portion or all of our convertible notes remain outstanding for all of fiscal 2005, interest expense, whether capitalized or paid, will have a significant impact on our financial results.

Our internal controls have had material weaknesses.

Management conducted an evaluation of the effectiveness of our company’s internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of

Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that our company’s internal control over financial reporting was not effective. Management identified internal control deficiencies that represented material weaknesses in internal control over the financial statement close process. The control deficiencies generally related to (i) our company’s resources and level of technical accounting expertise within the accounting function which were insufficient to properly evaluate and account for non-routine or complex transactions, such as the timely determination of the appropriate accounting for our leases or financing transaction completed in January 2005, and (ii) the timely preparation, review and approval of certain account analyses and reconciliations of significant accounts. These material weaknesses affect our ability to prepare interim and annual consolidated financial statements and accompanying footnote disclosures in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. These material weaknesses, if not remediated, create increased risk of misstatement of our financial results. In addition, we may lose investor confidence in our financial reporting.

If we are unable to anticipate and react to new fashion trends and/or if there is a decrease in the demand for fashionable, casual apparel, our financial condition and results of operations could be adversely affected.

Our brand image is dependent upon on our ability to anticipate, identify and provide fresh inventory reflecting current fashion trends. If we fail to anticipate, identify or react appropriately or in a timely manner to these fashion trends, we could experience reduced consumer acceptance of our products, a diminished brand image and higher markdowns. These factors could result in lower selling prices and sales volumes for our products, which could adversely affect our financial condition and results of operations. This risk is particularly acute because we rely on a limited demographic customer base for a large percentage of our sales.

Our sales also depend upon the continued demand by our customers for fashionable, casual apparel. Demand for our merchandise could be negatively affected by shifts in consumer discretionary spending to other goods, such as electronic equipment, computers and music. If the demand for apparel and related merchandise were to decline, our financial condition and results of operations would be adversely affected by any resulting decline in sales.

Our failure to effectively compete with other retailers for sales and locations could have a material adverse effect on our financial condition and results of operations.

The women’s retail apparel industry is highly competitive, with fashion, quality, price, location, in-store environment and service being the principal competitive factors. We compete for sales with specialty apparel retailers, department stores and certain other apparel retailers, such as American Eagle, Banana Republic, BCBG, bebe, Charlotte Russe, Express, Forever 21, Gap, H&M, Old Navy, Pacific Sunwear and Urban Outfitters. We face a variety of competitive challenges, including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in a narrowly-defined market segment;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers in our target demographic;

•	efficiently sourcing merchandise; and

•	competitively pricing our products and achieving customer perception of value.

In addition to the competitive challenges specified above, many of our competitors are large national chains, which have substantially greater financial, marketing and other resources than we do and which may be better able to adapt to changing conditions that affect the competitive market. Also, our industry has low barriers to entry that allow the introduction of new products or new competitors at a faster pace. Any of these factors could result in reductions in sales or the prices of our products which, in turn, could have a material adverse effect on our financial condition and results of operations.

Further, although we believe that we compete effectively for favorable site locations and lease terms in shopping malls and other locations, competition for prime locations and lease terms within shopping malls, in particular, and at other locations is intense, and we cannot assure you that we will be able to obtain new locations or maintain our existing locations on terms favorable to us, if at all.

Historically we have grown through opening new stores; however, due to our financial condition we do not anticipate opening a significant number of additional stores in the immediate future, which could adversely affect the growth of our business.

Our company has historically expanded by opening new stores, remodeling existing stores and acquiring other store locations or businesses that complement and enhance our operations. From time to time we have created new retail concepts such as Arden B. However, as a result of our financial condition we may not be able to take advantage of certain business opportunities in the same manner as we have historically. While a conservative approach to opening new stores may assist our efforts in the return to profitability, it may have a negative impact upon our growth within certain markets or require us to expend more capital to gain entry in the future.

Because of the importance of our brand names, we may lose market share to our competitors if we fail to adequately protect our intellectual property rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We have registered trademarks for Wet Seal and Arden B. (which are registered in the retail store services class and pending in others). We take actions to establish and protect our intellectual property. However, we cannot assure you that others will not imitate our products or infringe on our intellectual property rights. In addition, we cannot assure you that others will not resist or seek to block the sale of our products as violative of their intellectual property rights. If we are required to stop using any of our registered or non-registered marks, our sales could decline and, consequently, our business and results of operations could be adversely affected.

Our business is affected by local, regional and national economic conditions.

Our business is sensitive to consumer spending patterns and preferences. Various economic conditions affect the level of spending on the merchandise we offer, including general business conditions, interest rates, taxation, and the availability of consumer credit and consumer confidence in future economic conditions. Our growth, sales and profitability may be adversely affected by unfavorable occurrences in these economic conditions on a local, regional or national level. We are especially affected by economic conditions in California, where approximately 13 percent of our stores are located.

Further, the majority of our stores are located in regional shopping malls. We derive sales, in part, from the high volume of traffic in these malls. The inability of mall “anchor” tenants and other area attractions to generate consumer traffic around our stores, or the decline in popularity of malls as shopping destinations would reduce our sales volume and, consequently, adversely affect our financial condition and results of operations.

Our business is seasonal in nature, and any decrease in our sales or margins during these periods could have a material adverse effect on our company.

The retail apparel industry is highly seasonal. We generate our highest levels of sales during the Christmas season, which begins the week of Thanksgiving and ends the first Saturday after Christmas, and the “back-to-school” season, which begins the last week of July and ends the first week of September. Our profitability depends, to a significant degree, on the sales generated during these peak periods. Any decrease in sales or margins during these periods, whether as a result of economic conditions, poor weather or other factors beyond our control, could have a material adverse effect on our company.

We depend upon key vendors to supply us with merchandise for our stores, and the failure of these vendors to provide this merchandise could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to purchase current season apparel in sufficient quantities at competitive prices. The inability or failure of our key vendors to supply us with adequate quantities of desired merchandise, the loss of one or more key vendors or a material change in our current purchase terms could adversely affect our financial condition and results of operations by causing us to experience excess inventories and higher markdowns. We have no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. We cannot assure you that we will be able to acquire desired merchandise in sufficient quantities or on terms acceptable to us in the future, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We depend upon a single distribution facility, and any significant disruption in the operation of this facility could harm our business, financial condition and results of operations.

The distribution functions for all of our stores are handled from a single, leased facility in Foothill Ranch, California. Any significant interruption in the operation of this facility due to a natural disaster, accident, system failure or other unforeseen event could delay or impair our ability to distribute merchandise to our stores and, consequently, lead to a decrease in sales. As a result, our business, financial condition and results of operations could be harmed.

We do not authenticate the license rights of our suppliers.

We purchase merchandise from a number of vendors who hold manufacturing and distribution rights under the terms of license agreements. We generally rely upon each vendor’s representation concerning those manufacturing and distribution rights and do not independently verify whether each vendor legally holds adequate rights to the licensed properties they are manufacturing or distributing. If we acquire unlicensed merchandise, we could be obligated to remove it from our stores, incur costs associated with destruction of the merchandise if the vendor is unwilling or unable to reimburse us and be subject to civil and criminal liability. The occurrence of any of these events could adversely affect our financial condition and results of operations.

We experience business risks as a result of our Internet business.

We compete with Internet businesses that handle similar lines of merchandise. These competitors have certain advantages, including the inapplicability of sales tax and the absence of retail real estate and related costs. As a result, increased Internet sales by our competitors could result in increased price competition and decreased margins. Our internet operations are subject to numerous risks, including:

•	reliance on third-party computer and hardware providers;

•	diversion of sales from our retail stores; and

•	online security breaches and/or credit card fraud.

Our inability to effectively address these risks and any other risks that we face in connection with our Internet business could adversely affect the profitability of our Internet business.

We are subject to risks associated with our procurement of products from non-U.S. based vendors, any of which could have a material adverse effect on our business, financial condition or results of operations.

A significant portion of our products are manufactured outside the United States. As a result, we are susceptible to greater losses as a result of a number of risks inherent in doing business in international markets and from a number of factors beyond our control, any of which could have a material adverse effect on our business, financial condition or results of operations. These factors include:

•	import or trade restrictions (including increased tariffs, customs duties, taxes or quotas) imposed by the United States government in respect of the foreign countries in which our products are currently manufactured or any of the countries in which our products may be manufactured in the future;

•	political instability or acts of terrorism, significant fluctuations in the value of the U.S. dollar against foreign currencies and/or restrictions on the transfer of funds between the United States and foreign jurisdictions, any of which could adversely affect our merchandise flow and, consequently, cause our sales to decline; and

•	local business practices that do not conform to our legal or ethical guidelines.

Our imports are limited by textile agreements between the United States and a number of foreign jurisdictions, including Hong Kong, China, Taiwan and South Korea. These agreements may impose quotas from time to time on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow the United States to limit the importation of categories of merchandise that are not now subject to specified limits. The United States and the countries in which our products are produced or sold may also, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. In addition, none of our international suppliers or international manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and import quota capacity. If we were unable to obtain our raw materials and finished apparel from the countries where we wish to purchase them, either because room or space under the necessary quotas was unavailable or for any other reason, or if the cost of doing so should increase, it could have a material adverse effect on our business, financial condition or results of operations.

Increases in Federal and state statutory minimum wages could increase our expenses, which could adversely affect our results of operations.

Connecticut, Illinois, Oregon, District of Columbia, New York and Washington have each increased their state minimum wages to a level that significantly exceeded the Federal minimum wage as of January 1, 2005. As of November 15, 2005, we operated 58 stores in those states. These recent increases in the state statutory minimum wage and any future Federal or state minimum wage increases could raise minimum wages above the current wages of some of our employees. As a result, competitive factors could require us to make corresponding increases in our employees’ wages. Increases in our wage rates increase our expenses, which could adversely affect our results of operations.

Violation of labor laws and practices by our suppliers could harm our business and results of operations.

As part of our commitment to human rights, we require our domestic and foreign suppliers to abide by a Code of Conduct for Vendors and Suppliers, which sets forth guidelines for acceptable factory policies and procedures regarding workplace conditions, including wages and benefits, health and safety, working hours, working age, environmental conditions and ethical and legal matters. If one of our suppliers fails to comply with this Code, we may be required to discontinue our relationship with that supplier, which could result in a shortfall in our inventory levels. Further, if the supplier’s non-compliance were publicly disclosed, our customers may refuse to purchase our products. Either of these events could harm our business and results of operations.

Our involvement in lawsuits, both now and in the future, could negatively impact our business.

We are currently a defendant in a number of lawsuits and we have been involved in a variety of other legal proceedings in the past. Although we intend to vigorously defend the claims against us, if any of the claims in these lawsuits or any future lawsuit are resolved unfavorably to us, we may be required to pay substantial monetary damages or pursue alternative business strategies. This could have a material adverse effect on our business. In addition, our defense of these actions has resulted, and may continue to result, in substantial costs to us as well as require the significant dedication of management resources. If we choose to settle any of these lawsuits, the settlement costs could have a material adverse effect on our cash resources and financial condition.

Risks Related to Class A Common Stock

Our stockholders may experience significant dilution.

Since May 2004, we have completed private placements which are potentially very dilutive to our stockholders.

•	In June 2004, as part of our private placement of equity securities to institutional and other accredited investors, we issued warrants to acquire 2,109,275 shares of Class A common stock. The warrants issued in this private placement will be adjusted from time to time for stock splits, stock dividends, distributions and similar transactions. As of November 15, 2005, no warrants issued in this private placement have been exercised for shares of Class A common stock.

•	In January 2005, we issued our convertible notes and warrants which were convertible initially into an aggregate amount of 52,233,333 shares of Class A common stock. The conversion and exercise prices of the these securities have full ratchet anti-dilution protection, which means the conversion or exercise price, as the case may be, will be adjusted from time to time (subject to certain exceptions) in the event of the issuance of shares of Class A common stock or of securities convertible or exercisable into shares of Class A common stock, at prices below the applicable conversion or exercise price. On May 3, 2005 a portion of the warrants issued in the January private placement were exercised for 3,359,997 shares of Class A common stock. As of November 15, 2005, securities issued in this private placement, including the warrants exercised on May 3, 2005, have been converted and/or exercised into 10,683,525 shares of Class A common stock.

•	In May 2005, we issued shares of preferred stock which are initially convertible into 8,200,000 shares of Class A common stock and warrants which are initially exercisable into 7,500,000 shares of Class A common stock. The shares of preferred stock have customary weighted average anti-dilution protection as well as anti-dilution protection for stock splits, stock dividends and distributions and similar transactions. Alternatively, the warrants will only be adjusted from time to time for stock splits, stock dividends, distributions and similar transactions. As of November 15, 2005, securities issued in this private placement have been converted and/or exercised into 4,920,060 shares of Class A common stock.

Although certain conversion and exercise restrictions are placed upon the holders of the securities issued in the January private placement and the securities issued in the May private placement, the issuance of the additional shares of Class A common stock will cause our existing stockholders to experience significant dilution in their investment in our company. In addition, if the cash liquidity issues described elsewhere in these risk factors require us to obtain additional financing involving the issuance of equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of Class A common stock to decline, which could impair our ability to raise additional financing.

The price of Class A common stock has fluctuated significantly during the past few years and may fluctuate significantly in the future, which may make it difficult for you to resell the shares of Class A common stock.

Our Class A common stock, which is traded on the NASDAQ National Market, has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of Class A common stock. The market price of Class A common stock is likely to fluctuate, both because of actual and perceived changes in our operating results and prospects and because of general volatility in the stock market. The market price of Class A common stock could continue to fluctuate widely in response to factors such as:

•	actual or anticipated variations in our results of operations;

•	the addition or loss of suppliers, customers and other business relationships;

•	changes in financial estimates of, and recommendations by, securities analysts;

•	conditions or trends in the apparel and consumer products industries;

•	additions or departures of key personnel;

•	sales of Class A common stock;

•	general market and economic conditions; and

•	other events or factors, many of which are beyond our control.

Fluctuations in the price and trading volume of Class A common stock in response to factors such as those set forth above could be unrelated or disproportionate to our actual operating performance.

Our Class A common stock could be subject to short selling and other hedging techniques and, if this occurs, the market price of Class A common stock could be adversely affected.

In general, Class A common stock could be subject to a number of hedging transactions including the practice of short selling. Short selling, or “shorting,” occurs when stock is sold which is not owned directly by the seller; instead, the stock is “loaned” for the sale by a broker-dealer to someone who “shorts” the stock. In most situations, this is a short-term strategy by a seller, and based upon volume, may at times drive stock values down.

Based upon a review of the current stock ownership filings made by our stockholders with the Securities and Exchange Commission, we have identified several investment firms that own equity interests in our company. These firms may actively engage in hedging transactions, including the short selling of Class A common stock from time to time. Moreover, a significant percentage of the convertible securities issued in our private placement transactions are held by investment firms who may engage in such transactions. Any such hedging activities could reduce the value of our current stockholders’ equity interests in our company at and after the time the hedging transactions have occurred.

We have never paid dividends on Class A common stock and do not plan to do so in the future.

Holders of shares of Class A common stock are entitled to receive any dividends that may be declared by our board of directors. However, we have not paid any cash dividends on Class A common stock and we do not expect to do so in the future. Also, our agreements with our senior lenders and the indenture governing our notes prohibit us from paying dividends to our stockholders. We intend to retain any future earnings to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should not purchase Class A common stock.

Our charter provisions, rights plan and Delaware law may have anti-takeover effects.

Our certificate of incorporation authorizes our board of directors to designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power of other rights of the holders of Class A common stock, which could be used to discourage an unsolicited acquisition proposal. In addition, under certain circumstances our board of directors may grant rights to our stockholders under our rights plan. Furthermore, certain provisions of Delaware law applicable to our company could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

The possible issuance of preferred stock, the granting of rights to stockholders under our rights plan and the application of anti-takeover provisions of Delaware law could each have the effect of delaying, deferring or preventing a change in control of our company, including, without limitation, discouraging a proxy contest, making more difficult the acquisition of a substantial block of Class A common stock and limiting the price that investors might in the future be willing to pay for shares of Class A common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the shares of Class A common stock.

SELLING SECURITYHOLDERS

The table below sets forth information with respect to the selling securityholders including:

•	the name and position of the selling securityholders;

•	the number of shares of Class A common stock beneficially owned by each selling securityholder as of November 15, 2005;

•	the number of shares which may be offered pursuant to this prospectus for the account of each selling securityholder; and

•	the amount of shares to be owned by each selling securityholder assuming all of the shares offered pursuant to this prospectus are sold.

	Number of Shares of Class A Common Stock Owned(1)	Number of Shares of Class A Common Stock which may be Offered(2)	Number of Shares of Class A Common Stock to be Owned After Offering(1)(3)
Joel N. Waller(4)	2,400,000	2,400,000	0
President and Chief Executive Officer
Gary White(5)	225,000	200,000	25,000
Executive Vice President of Wet Seal division
Michael Gold(6)	5,500,000	5,500,000	0
Consultant to the Company
Sidney M. Horn(7)	300,000	300,000	0
Director
Harold D. Kahn(7)	300,000	300,000	0
Director
Kenneth Reiss(7)	300,000	300,000	0
Director
Alan Siegel(8)	365,751	300,000	65,751
Director
Henry D. Winterstern(9)	1,005,000	750,000	255,000
Chairman of the Board and Director

(1)	Includes shares that the selling securityholders have the right to acquire beneficial ownership of within 60 days of November 15, 2005 through the exercise of stock options granted under the Plan or any other equity compensation arrangement sponsored by our company.
(2)	Includes shares granted under the Plan on or before the date of this prospectus.
(3)	None of the selling securityholders will own 1% or more of our company’s outstanding shares of Class A common stock after completion of the offering.
(4)	The 2,400,000 shares of Class A Common Stock are subject to time and performance based vesting milestones, in each case, as set forth in his Employment Agreement.
(5)	Includes 10,000 shares of Class A Common Stock issuable upon the exercise of options pursuant to The Wet Seal, Inc. 2000 Stock Incentive Plan within 60 days of November 15, 2005. Includes 15,000 shares of Class A Common Stock issued pursuant to The Wet Seal, Inc. 1996 Long Term Incentive Plan which are exercisable within 60 days of November 15, 2005.
(6)	Consists of (i) 2,000,000 shares of Class A Common Stock which are subject to time based vesting milestones and (ii) 3,500,000 shares of Class A Common Stock which are subject to time and performance based milestones which are set forth in his Letter Agreement with the Company.

(7)	The 300,000 shares of Class A Common Stock are subject to time based vesting milestones, in each case, as set forth in his Restricted Stock Award Agreement.
(8)	Consists of (i) 65,751 shares of Class A Common Stock issuable upon the exercise of options pursuant to The Wet Seal, Inc. 1996 Long Term Incentive Plan within 60 days of November 15, 2005 and (ii) 300,000 shares of Class A Common Stock which are subject to time based vesting milestones but have voting rights.
(9)	Includes (i) 5,000 shares of Class A Common Stock issuable upon the exercise of options pursuant to The Wet Seal, Inc. 1996 Long Term Incentive Plan within 60 days of November 15, 2005 and (ii) 750,000 restricted shares of Class A Common Stock which are subject to time based vesting milestones, in each case, as set forth in his Restricted Stock Award Agreement.

PLAN OF DISTRIBUTION

We are registering the shares of Class A common stock issued to permit the resale of these shares of Class A common stock by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sales by the selling securityholders. We will bear all fees and expenses incident to our obligation to register these shares of Class A common stock. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in the following transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	pursuant to Rule 10b5-1 trading plans;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling securityholders may loan or pledge securities to broker-dealers that in turn may sell such securities. The selling securityholders may grant a security interest in some or all of Class A common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell our shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of Class A common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of our shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed, reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, our shares of Class A common stock may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling securityholders may choose not to sell any or may choose to sell less than all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will pay the expenses of the registration of the shares of Class A common stock, estimated to be $17,500 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters relating to the validity of Class A common stock being offered by this prospectus will be passed upon for our company by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Alan Siegel, a director of our company, is a partner of Akin Gump Strauss Hauer & Feld LLP. Mr. Siegel is listed as a selling securityholder in this prospectus. He is also the holder of 300,000 shares of Class A common stock which are being registered, under the registration statement of which this prospectus forms a part, as well as options to purchase 80,750 shares of Class A common stock.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended January 29, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the restatement as described in Note 2 to the consolidated financial statements, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-8 of which this prospectus is a part, without charge at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. You can also request copies of all or any portion of these documents by writing the Public Reference Section of the Securities and Exchange Commission and paying certain prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the Securities and Exchange Commission’s web site at www.sec.gov.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with the Securities and Exchange Commission. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the Securities and Exchange Commission under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed on April 29, 2005;

•	Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended January 29, 2005, filed on May 31, 2005;

•	Amendment No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended January 29, 2005, filed on June 17, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, filed on June 14, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2005, filed on September 8, 2005;

•	Current Report on Form 8-K, filed on February 1, 2005;

•	Current Report on Form 8-K, filed on February 4, 2005;

•	Current Report on Form 8-K, filed on February 8, 2005;

•	Current Report on Form 8-K, filed on March 16, 2005;

•	Current Report on Form 8-K, filed on April 26, 2005;

•	Current Report on Form 8-K, filed on May 3, 2005;

•	Current Report on Form 8-K, filed on May 4, 2005;

•	Current Report on Form 8-K, filed on May 31, 2005;

•	Current Report on Form 8-K, filed on July 13, 2005;

•	Current Report on Form 8-K, filed on August 1, 2005;

•	Current Report on Form 8-K, filed on August 12, 2005;

•	Current Report on Form 8-K, filed on August 31, 2005;

•	Current Report on Form 8-K, filed on September 7, 2005;

•	Current Report on Form 8-K, filed on October 25, 2005; and

•	The description of our common stock set forth in our registration statement on Form S-1 filed on July 30, 1990, including any amendments or reports filed for the purposes of updating such description.

You may request a copy of these filings, or any other documents or other information referred to, or incorporated by reference, in this prospectus, at no cost, by writing or calling us at the following address or telephone number:

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Attention: Vice President – Corporate Controller

(949) 699-3947

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

Prospective purchasers may rely only on the information contained in this prospectus. Neither The Wet Seal, Inc. nor the selling securityholders have authorized anyone to provide prospective purchasers with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares of Class A common stock being offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of Class A common stock.

10,050,000 shares of Class A Common Stock

PROSPECTUS

November 30, 2005

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have heretofore been filed by The Wet Seal, Inc. (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and Amendments No. 1 and No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended January 29, 2005;

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 29, 2005, including the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005 and Current Reports on Form 8-K dated February 1, 2005, February 4, 2005, February 8, 2005, March 16, 2005, April 26, 2005, May 3, 2005, May 4, 2005, May 31, 2005, July 13, 2005, August 1, 2005, August 12, 2005, August 31, 2005, September 7, 2005; and October 25, 2005; and

(c)	The description of the Company’s Class A Common Stock, par value $0.10 per share, contained in the Company’s registration statement on Form S-1 filed on July 30, 1990, including any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters relating to the validity of Class A common stock being offered by this registration statement will be passed upon for our company by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Alan Siegel, a director of our company, is a partner of Akin Gump Strauss Hauer & Feld LLP. Mr. Siegel is listed as a selling securityholder in the prospectus which forms a part of this registration statement. He is also the holder of 300,000 shares of Class A common stock which are being registered, under this registration statement, as well as options to purchase 80,750 shares of Class A common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act.

The Company’s certificate of incorporation and bylaws provide for indemnification of its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Statutory Provisions

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

Indemnification can be made by the corporation only upon a determination that indemnification is proper under the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director’s fiduciary duty of care. This provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching such director’s duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase or obtaining an improper personal benefit.

Our Certificate of Incorporation and Bylaws

The Company’s certificate of incorporation limits each director’s liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the Delaware General Corporation Law, as described above under “Statutory Provisions.”

The Company’s bylaws extend indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person’s alleged action in an official capacity or in any other capacity while serving as a director or officer of the Company. In addition, the bylaws permit the Company to maintain insurance to protect the Company and any of its directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding, whether or not the Company would have the power to indemnify the person under the Delaware General Corporation Law.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and certain officers that require the Company to advance expenses for the defense of any such proceeding and to indemnify them to the fullest extent permitted by applicable law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to the Plan in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

ITEM 8. EXHIBITS.

Exhibit No.	Exhibit
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement File No. 33-34895.)

3.1.1	Amendment to the Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2002)

3.1.2	Amendment to the Restated Certificate of Incorporation, as amended, of the Company, filed on January 11, 2005 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on January 18, 2005)

3.1.3	Amendment to the Restated Certificate of Incorporation, as amended, of the Company, filed on July 25, 2005 (incorporated by reference to Exhibit A of the Company’s definitive proxy statement filed on June 17, 2005)

3.2	Bylaws of the Company (incorporated by reference to the Company’s Registration Statement File No. 33-34895)

4.1	2005 Stock Incentive Plan of the Company (incorporated by reference to Exhibit B of the Company’s definitive proxy statement filed on December 14, 2004)

4.2	Amendment No. 1 to the 2005 Stock Incentive Plan of the Company (incorporated by reference to Exhibit B of the Company’s definitive proxy statement filed on June 17, 2005)

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP

10.1	Form of Restricted Stock Award Agreement

10.2	Award Agreement dated July 7, 2005 between the Company and Michael Gold (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on July 12, 2005)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to this Registration Statement)

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 30, 2005	THE WET SEAL, INC.

	By:	/S/ JOEL N. WALLER
Joel N. Waller President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel N. Waller and Steven H. Benrubi, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JOEL N. WALLER	President	November 30, 2005

Joel N. Waller	and Chief Executive Officer

(Principal Executive Officer)

/s/ STEVEN BENRUBI	Vice President – Corporate Controller and	November 30, 2005

Steven Benrubi	Acting Chief Accounting Officer

(Principal Financial and Accounting Officer)

/s/ HENRY D. WINTERSTERN	Chairman of the Board of Directors	November 30, 2005

Henry D. Winterstern

/s/ SIDNEY M. HORN	Director	November 30, 2005

Sidney M. Horn

/s/ HAROLD D. KAHN	Director	November 30, 2005

Harold D. Kahn

/s/ KENNETH M. REISS	Director	November 30, 2005

Kenneth M. Reiss

/s/ ALAN SIEGEL	Director	November 30, 2005

Alan Siegel